Exhibit 21.1

List of Operating Subsidiaries of ConnectM Technology Solutions, Inc as of filing date

ConnectM Operations, Inc

ConnectM Technology Solutions Private Limited

Delivery Circle (DC)

Aurai LLC (f/k/a ConnectM Technology Services LLC)

ConnectM Babione LLC (DBA: Babione’s Air Conditioning & Cooling)

Cazeault Solar & Home LLC

Bourque Heating and Cooling Co. Inc

B & L Equipment LLC

Blue Sky Electric Inc

Florida Solar Products Inc (DBA: Solar Energy Systems)

Green Energy Gains Inc

ConnectM DE LLC

County Comfort Services LLC

Solar Energy Systems of Brevard Inc

Air Temp Service Co Inc

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